Exhibit 99.1

SPECIAL MEETING OF STOCKHOLDERS OF AVIGEN, INC. HELD MARCH 27, 2009

VOTING RESULTS

The proposal to remove, without cause, all six of the current directors of Avigen did not receive approval of 2/3 of the outstanding shares, and therefore did not pass. The voting results were:

For	Against	Abstain
17,344,671	3,539,498	7,723

The proposal to amend Avigen’s Bylaws to permit stockholders to elect directors to the Board of Directors (the “Board”) when the entire Board is vacant did not receive approval of 2/3 of the outstanding shares, and therefore did not pass. The voting results were:

For	Against	Abstain
19,099,430	1,532,341	235,268

The proposal to repeal any provision of Avigen’s Bylaws effected after January 8, 2009 did not receive approval of 2/3 of the outstanding shares, and therefore did not pass. The voting results were:

For	Against	Abstain
18,968,690	1,546,543	340,706

The proposal to elect the slate of director nominees nominated by Biotechnology Value Fund, L.P. and its affiliates (contingent on the proposal to remove the current directors receiving the necessary vote):

Nominee	For	Against	Abstain
Mark N. Lampert	16,838,332	377,296	19,832
Robert M. Coppedge	16,735,862	477,296	22,302
Matthew D. Perry	16,735,832	477,296	22,332
Oleg Nodelman	16,735,832	477,296	22,332

The proposal to elect the slate of director nominees nominated by Biotechnology Value Fund, L.P. and its affiliates was nullified because the proposal to remove the current directors did not receive the necessary vote, and therefore there were no vacancies on the Board to which they could be elected.